Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. ANNOUNCES

PASSING OF CHIEF FINANCIAL OFFICER JEFFERY A. POWELL

CONROE, TX – January 14, 2020 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (the “Company”), the bank holding company for Spirit of Texas Bank, announced today that Jeffery A. Powell unexpectedly passed away on January 13, 2020. Mr. Powell had served as Executive Vice President and Chief Financial Officer of the Company and its banking subsidiary, Spirit of Texas Bank, since July 2017.

“It is with great sadness that we mourn the passing of Jeff Powell,” said Dean O. Bass, Spirit’s Chairman and Chief Executive Officer. “Jeff was a great leader and a wonderful and trusted friend to all who knew him. His knowledge of the banking industry was second to none, and he was universally respected both within our company and in our industry. Our thoughts and prayers are with Jeff’s beloved wife, Kim, and with the Powell family.”

The Company’s Board of Directors has named Allison Johnson, the Company’s Chief Accounting Officer, as its interim Chief Financial Officer. Ms. Johnson has served as the Company’s Chief Accounting Officer since 2016, and began her career in the financial services industry as an auditor at Price Waterhouse Coopers. She has spent the last decade focused on financial reporting in the banking industry. Ms. Johnson is a certified public accountant and has a Masters of Accountancy from Florida State University.

“We are fortunate to be able to call on our Chief Accounting Officer, Allison Johnson, to serve as interim Chief Financial Officer. Ms. Johnson worked closely with Mr. Powell over the past few years. We have tremendous confidence in Ms. Johnson’s ability,” concluded Mr. Bass.

About Spirit of Texas Bancshares, Inc.

Spirit of Texas Bancshares, Inc., through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 36 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels, Corpus Christi and Tyler metropolitan areas, along with offices in North Central Texas. Please visit www.sotb.com or more information.

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